Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cousins Properties Incorporated on Form S-3 of our report dated February 25, 2004, except for Notes 4, 8, and 12, as to which the date is November 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144), appearing in the Current Report on Form 8-K of Cousins Properties Incorporated dated November 9, 2004, our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144) on the related financial statement schedule appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2003, our report dated February 25, 2004 on the financial statements and related financial statement schedule of CSC Associates, L.P. appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 18, 2004